UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2017 (October 17, 2017)

Vanguard Natural Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33756	80-0411494
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5847 San Felipe, Suite 3000
Houston, Texas 77057
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (832) 327-2255

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Election of W. Greg Dunlevy as Director

On October 17, 2017, pursuant to a written consent of stockholders, the stockholders of the Company owning approximately 51% of the issued and outstanding shares of common stock entitled to vote thereon, elected W. Greg Dunlevy to fill a vacancy on the Board of Directors. Mr. Dunlevy was appointed to serve as the Chair of the Board’s Audit Committee.

In consideration for his service on the Board, in accordance with the Board’s compensation policy for non-employee directors, Mr. Dunlevy will receive (i) an annual cash retainer of $100,000, which will be paid quarterly in arrears and (ii) an annual equity grant of restricted stock units with a $100,000 grant date value that vests ratably on the first four anniversaries of the grant date, provided, however, that (a) the initial grant will be made as soon as possible following the Board’s adoption of form of award agreements under the management incentive plan and (b) 25% of the initial grant will vest immediately, with the remainder vesting ratably on the first three anniversaries of the grant date.

There is no arrangement or understanding between Mr. Dunlevy and any other persons pursuant to which he was selected as a director. Mr. Dunlevy has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 5.07. Submission of Matters to a Vote of Security Holders.

Election of New Director

The information disclosed under Item 5.02 of this report is incorporated by reference into this Item 5.07.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANGUARD NATURAL RESOURCES, INC.

	By:	/s/ Scott W. Smith
	Name:	Scott W. Smith
	Title:	President and Chief Executive Officer
Dated: October 18, 2017